UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 2, 2010
Health Care REIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8923 (Commission File Number)	34-1096634 (IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 2, 2010, Health Care REIT, Inc. (the “Company”) entered into an amended and restated Employment Agreement (the “Agreement”) with George L. Chapman, Chairman, Chief Executive Officer and President of the Company. The Agreement expires on January 31, 2014, but provides for an optional three-year renewal term. Mr. Chapman will receive an annual base salary of not less than $653,145 and he is eligible for discretionary annual bonuses and stated fringe benefits. Mr. Chapman also will receive $1,000,000 in shares of the Company’s common stock (the “Shares”) on January 31, 2011 and each year during the term of the Agreement.
Severance Payments. If Mr. Chapman is terminated without cause, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of the Agreement or for 24 months, whichever is greater (the “Severance Period”). If Mr. Chapman is terminated without cause or resigns for good reason during the 24 months following a “change in corporate control” (as defined in the Agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the greater of the highest of his annual bonuses for the three fiscal years immediately preceding the termination or change in corporate control or a minimum bonus equal to 100% of his annual base salary. The present value would be calculated using a discount rate equal to the interest rate on 90-day Treasury Bills reported on the date of termination or change in corporate control. If Mr. Chapman is terminated without cause and he obtains a replacement position with a new employer, Mr. Chapman would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment.
Pro-Rated Bonus. Mr. Chapman would receive a pro-rated portion of the annual bonus that he would have earned for the year in which his termination or death occurs (if he had remained employed for the entire year) in the event of a termination by the Company without cause or a termination by Mr. Chapman for good reason, upon his death or disability or if he is terminated without cause or he resigns for good reason during the 24 months following a change in corporate control. The pro-rated bonus would be based on the number of days in such year that have elapsed as of the date of termination or death.
Vesting of Incentive Awards. Mr. Chapman’s stock option and restricted stock awards granted under the Company’s incentive plans would become vested, and in the case of stock options immediately exercisable, in the event of a termination by the Company without cause or a termination by Mr. Chapman for good reason, upon his death or disability or if he is terminated without cause or he resigns for good reason during the 24 months following a change in corporate control.
Other Benefits. Upon termination for any reason, Mr. Chapman would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans. Also, Mr. Chapman would be entitled to the prorated portion of the Shares he would have earned for the year in which the termination occurs and the prorated Shares would be based on the number of days in such year that have elapsed as of the date of termination or death.
Non-Competition and Non-Solicitation. In the event of a voluntary termination by Mr. Chapman or a termination for cause by the Company, Mr. Chapman would be subject to a one-year non-competition agreement. In addition, upon the termination of the Agreement for any reason, Mr. Chapman would be subject to a non-solicitation agreement for a period of one year from the time the Agreement ceases, or if later, during the period that he receives any severance or change in corporate control payments.
The foregoing description of certain terms of the Agreement between the Company and Mr. Chapman does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1 Fifth Amended and Restated Employment Agreement, dated December 2, 2010, by and between the Company and George L. Chapman.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH CARE REIT, INC.
By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its: Chairman, Chief Executive Officer and President

Dated: December 8, 2010